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OncoCyte Corporation

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May 26, 2020

Dear Oncocyte Shareholders,

As I write this letter, we are living in the extraordinary time of a viral pandemic that has impacted every community around the world. More than ever, we are grateful for the healthcare providers we work with daily, and for the sacrifices they make to care for those afflicted. Despite the challenging macro-environment, I remain extremely enthusiastic about the incredible opportunities before us. When I stepped into the CEO role last July, I laid out a vision of building a company that would be focused on answering critical questions in the management of lung cancer that had been left unanswered by current technologies and testing. Executing with urgency, our team has made incredible strides to move us rapidly into a position to begin achieving our mission by delivering a continuum of tests that allow us to become relevant in the management of lung cancer globally.

In September of 2019, we acquired the rights to commercialize an RNA expression test from Razor Genomics that identifies early stage lung cancer patients who are at high risk for recurrence post-resection and who may benefit from adjuvant chemotherapy. The acquisition led to the January launch of our branded version of the test called DetermaRx™, and quickly moved Oncocyte from a development phase company to commercial stage. DetermaRx™ is the first and only test for early stage lung cancer that provides thoracic surgeons and oncologists with important information that could lead to a treatment decision to offer adjuvant platinum chemotherapy to their patients identified as having a high-risk of recurrence. In a clinical trial, patients identified by DetermaRx™ as high-risk and who were treated with adjuvant chemotherapy had a 92% five-year disease-free survival rate compared to 49% for those high-risk patients who did not receive chemotherapy, which represents a significant lifesaving improvement for this patient population. At the time of this letter, we have just received the Final Local Coverage Determination (“LCD”) for DetermaRx™ under the Medicare reimbursement program, which is a major achievement as we move forward with commercialization of the test.

In January, we announced the next step in our growth strategy with the acquisition of Insight Genetics, Inc. (“IGI”). By acquiring IGI we added key assets to complement our efforts with DetermaRx™ and DetermaDx™ and potentially broaden our commercial offerings. First, we gained access to a potentially game-changing Immune Oncology RNA panel that has demonstrated superior performance over the two current biomarkers used to select patients for immune therapies in lung cancer. That test, recently made available for research use only as DetermaIO™, has already generated significant interest from several pharmaceutical companies as well as researchers worldwide, and we hope to build on that initial interest when the principle investigators from MD Anderson and Yale publish papers at the American Society of Clinical Oncology meeting in late May 2020 presenting new data regarding the potential clinical applicability of DetermaIO™. Further, an additional asset we gained in the IGI acquisition is a world-class pharma services and development lab with relevant laboratory certifications and accreditations to serve potential pharmaceutical partners in multiple ways, from assay development and validation all the way through full clinical trial support of a companion diagnostic. The marketing of these services is in the very early stages, but we are optimistic about the future of our opportunities in immune oncology and pharma services.

Last, but definitely not least, our DetermaDx™ product (formerly DetermaVu) is back on track after the extraction reagent issue last summer. We are on schedule to complete the final component of clinical development, Clinical Validation, by the end of the second quarter of this year. This is a significant milestone for DetermaDx™, and assuming a successful outcome of Clinical Validation, we can then move to engage Medicare and begin the reimbursement approval process with the goal of having a Final LCD, pricing and subsequent market launch in late 2021.

In closing, Oncocyte is a very different company than we were less than a year ago, and we believe we have tremendous organizational velocity toward a solid set of market opportunities. I want to thank our dedicated employees for an incredible effort to keep all our milestones on schedule during the current environment, and in the end, it is the effort of our highly skilled team that will deliver the ultimate success for our company. I feel extremely humbled and honored to serve as the leader for such an incredible group of people!

I also want to thank you, our shareholders! It is your continued support and patience that has allowed us to pivot to our new vision and thus, the success we have enjoyed over the last three quarters. We are grateful for your interest in our company, and we look forward to sharing our progress over the coming year.

Sincerely,

Ron A Andrews

President and CEO